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                                                                       Exhibit 1

                                          March 27, 2001


PRIVATE AND CONFIDENTIAL

JLM Industries, Inc.
8675 Hidden River Parkway
Tampa, FL 33637

Attention:  John L. MacDonald
            President and CEO

Gentlemen:

      This letter agreement (the "Agreement") confirms our understanding that JLM Industries, Inc. (the "Company") has retained Phoenix Enterprises LLC ("Phoenix") to act as its consultant, commencing upon your acceptance of this Agreement, with respect to assisting the Company with respect to various financings and other matters. As discussed, we propose to undertake certain services on your behalf, which may include the following: (i) assisting you in obtaining working capital and/or term loan financings; (ii) providing you with a standby commitment from Phoenix and/or its designees to purchase up to $7 million of the Company's securities, subject to satisfactory due diligence and the execution and delivery of definitive documentation upon terms and conditions satisfactory to us (the "Standby Commitment"); (iii) assisting you in connection with staying the delisting of the Company's common stock from the Nasdaq National Market; and (iv) assisting you in connection with public relations and investor relation activities.

      As an initial non-refundable retainer for the contemplated services which may be provided by Phoenix, the Company agrees to (i) issue to Phoenix and/or its designees a five-year warrant to purchase 250,000 shares of its common stock, with an exercise price equal to the closing sale price of the common stock on the date of this Agreement (the warrants shall be immediately exercisable and shall contain standard cashless exercise, anti-dilution and registration rights provisions), and (ii) reimburse Phoenix promptly upon request from time to time for all costs, fees and expenses incurred by Phoenix in connection with or arising out of its activities, whether or not a transaction is consummated, including the fees and disbursements of Phoenix's counsel and any other advisor retained by Phoenix (such as accountants or consultants), all costs of recording and filing liens, record searches, title registrations, appraisal costs, and environmental inspections and reports, and all other fees incidental to a transaction. In addition, as Phoenix will be acting on your behalf, the Company agrees to the indemnification and other obligations set forth in Schedule I attached hereto, which Schedule is an integral part hereof.
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JLM Industries, Inc.
March 27, 2001
Page 2


      In addition, the Company agrees to pay Phoenix additional compensation in connection with the following services:

      (i) if the Company consummates a working capital and/or term loan financing with a third party with the assistance of Phoenix, the Company shall pay to Phoenix a cash fee equal to 1% of the gross consideration paid or payable to the Company; and

      (ii) if the Company calls upon the Standby Commitment, the Company shall issue to Phoenix (and/or its designees) warrants to purchase 150,000 shares of its common stock (or any proportion thereof) for each $1 million (or any proportion thereof) of consideration paid or payable to the Company in connection with the Standby Commitment.

The Company acknowledges and agrees that any additional services to be provided to the Company by Phoenix (and the compensation related thereto) shall be governed by the terms of a separate engagement letter to be entered into by the parties.

      In connection with the Agreement, the Company agrees that it shall make available to Phoenix all financial and other information concerning its business and operations that Phoenix reasonably requests. In addition, the Company shall promptly advise Phoenix of any discussions or inquiries it has regarding a potential financing transaction so that Phoenix may coordinate its efforts with the Company, evaluate such prospective financing and assist the Company in any resulting negotiations.

      In performing our services hereunder, Phoenix shall be entitled to rely without investigation upon all information that is available from public sources as well as all other information supplied to it by or on behalf of the Company or its advisors and shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same or to conduct any appraisal of assets or liabilities.

      Any advice or correspondence, written or oral, provided by Phoenix pursuant to this Agreement will be treated by the Company as confidential, will be solely for the information and assistance of the Company and will not be reproduced, summarized, described or referred to, or furnished to any other party or used for any other purpose, except in each case with our prior written consent.

      This Agreement may be terminated by either the Company or Phoenix upon 30 days prior written notice. Upon any termination of this Agreement, Phoenix will be entitled to prompt payment of all fees accrued prior to such termination and reimbursement of all expenses as described above. The indemnity and other provisions contained in Schedule I will also remain operative and in full force and effect regardless of any termination of this Agreement.

      Phoenix shall act as an independent contractor, and any duties of Phoenix arising out of its engagement hereunder shall be owed solely to the Company. This Agreement shall be binding upon and inure to the benefit of the Company, Phoenix, each Indemnified person (as defined in Schedule I) and their respective successors and assigns.

      This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.
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JLM Industries, Inc.
March 27, 2001
Page 3


      The Company irrevocably and unconditionally submits to the exclusive jurisdiction of any State or Federal court sitting in New York City over any suit, action or proceeding arising out of or relating to this letter (including
Schedule I). The Company hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to the Company shall be effective service of process for any action, suit or proceeding brought in any such court. The Company irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Company agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts to whose jurisdiction the Company is or may be subject, by suit upon such judgment. The prevailing party in any suit, action or proceeding arising out of or relating to this Agreement shall be entitled to recover from the non-prevailing party all of the attorney fees and other expenses the prevailing party may incur in such suit, action or proceeding and in any subsequent suit to enforce a judgment.

      If any term, provision, covenant or restriction contained in this Agreement, including Schedule I, is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      After reviewing this Agreement, please confirm that the foregoing is in accordance with your understanding by signing and returning to me the duplicate of this letter attached hereto, whereupon it shall be our binding Agreement.

                                    Very truly yours,

                                    PHOENIX ENTERPRISES LLC


                                    By: /s/ Philip S. Sassower
                                       ---------------------------------
                                       Philip S. Sassower

Accepted and agreed to
this 29th day of March 2001

JLM INDUSTRIES, INC.


By: /s/ John Macdonald
   ------------------------------
   John Macdonald
   President and CEO
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                                   SCHEDULE I

      This Schedule I is a part of and is incorporated into that certain letter agreement (together, the "Agreement"), dated March 27, 2001, by and between JLM Industries, Inc. (the "Company") and Phoenix Enterprises LLC ("Phoenix").

      The Company agrees to indemnify and hold harmless Phoenix and its affiliates, and the respective directors, officers, agents and employees of Phoenix and its affiliates (Phoenix and each such entity or person, an "Indemnified Person") from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively "Liabilities"), and will reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel) (collectively, "Expenses") as they are incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not in connection with pending or threatened litigation or arbitration and whether or not any Indemnified Person is a party (collectively, "Actions"), arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions; provided that the Company will not be responsible for any Liabilities or Expenses of any Indemnified Person that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted solely from such Indemnified Person's gross negligence or willful misconduct in connection with any of the advice, actions, inactions or services referred to above. The Company also agrees to reimburse each Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person's rights under this Agreement (including, without limitation, its rights under this Schedule I).

      Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under this Agreement, such Indemnified Person shall promptly notify the Company in writing; provided that failure so to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise, except to the extent the Company shall have been materially prejudiced by such failure. The Company shall, if requested by Phoenix, assume the defense of any such Action including the employment of counsel reasonably satisfactory to Phoenix. Any Indemnified Person shall have the right to employ separate counsel in any such Action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person, unless: (i) the Company has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impleaded parties) include such Indemnified Person and the Company, and such Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or in addition to those available to the Company; provided that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel in connection with any Action in the same jurisdiction, in addition to any local counsel. The Company shall not be liable for any settlement of any Action effected without its written consent. In addition, the Company will not, without prior written consent of Phoenix, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such
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settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such Action.

      In the event that the foregoing indemnity is unavailable to an Indemnified Person other than in accordance with this Agreement, the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in proportion as is appropriate to reflect: (i) the relative benefits to the Company and its shareholders, on the one hand, and to Phoenix, on the other hand, of the matters contemplated by this Agreement or (ii) if the allocation provided by the immediately preceding clause is not permitted by the applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and Phoenix, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by Phoenix pursuant to this Agreement. For purposes of this paragraph, the relative benefits to the Company and its shareholders, on the one hand, and to Phoenix, on the other hand, of the matters contemplated by this Agreement shall be deemed to be in the same proportion as
(a) the total value paid or contemplated to be paid or received or contemplated by the Company or the Company's shareholders, as the case may be, in the transaction or transactions that are within the scope of this Agreement, whether or not any such transaction is consummated, bears to (b) the fees paid to Phoenix under this Agreement.

      The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Indemnified Person's action or inactions in connection with any such advice, services, or transactions except for Liabilities (and related Expenses) of the Company that are determined by a judgment of a court of competent jurisdiction which is no longer subject to appeal or further review to have resulted from such Indemnified Person's gross negligence or willful misconduct in connection with any such advice, actions, inactions or services.

      The reimbursement, indemnity and contribution obligations of the Company set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person's services under or in connection with, this Agreement.